                                                                Exhibit 99(d)(l)

                      STOCK PURCHASE AND EXCHANGE AGREEMENT


         THIS STOCK PURCHASE AND EXCHANGE AGREEMENT (this "AGREEMENT") is made as of the 25th day of April, 2003, by and among Apollo Investment Fund IV, L.P., a Delaware limited partnership ("APOLLO INVESTMENT") and Apollo Overseas Partners IV, L.P., an exempted limited partnership registered in the Cayman Islands ("APOLLO OVERSEAS" and together, with Apollo Investment, collectively, the "SELLERS"), and Rent-A-Center, Inc., a Delaware corporation ("BUYER").

                                    RECITALS

         WHEREAS, Sellers collectively own of record 7,001,903 shares of common stock, $0.01 par value (the "COMMON STOCK"), of Buyer, which constitutes 20.03% of the issued and outstanding shares of Common Stock of Buyer, and two shares of Series A Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED STOCK");

         WHEREAS, Buyer intends, but has not made any public announcement of such intention, to conduct a public modified Dutch auction tender offer for 2,200,000 shares of its outstanding Common Stock commencing no later than May 15, 2003 (the "TENDER OFFER");

         WHEREAS, Sellers have determined they will not exercise their right to tender any of their shares of Common Stock pursuant to the Tender Offer;

         WHEREAS, pursuant to the Certificate of Designation, Preferences and Relative Rights and Limitations of the Series A Preferred Stock (the "SERIES A CERTIFICATE OF DESIGNATION"), the Sellers as holders of all of the issued and outstanding shares of Series A Preferred Stock have the right to vote as a separate class to elect two directors to the Board of Directors of Buyer;

         WHEREAS, the Series A Certificate of Designation requires, inter alia, the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock to Buyer's repurchase of shares of Common Stock, including pursuant to this Agreement or through a public tender offer; and

         WHEREAS, Buyer intends to authorize and issue shares of preferred stock to be designated as Series C Preferred Stock, par value $0.01 (the "SERIES C PREFERRED STOCK") that will not entitle the holders thereof to vote as a separate class to elect any directors to the Board of Directors of Buyer, and which shares of Series C Preferred Stock would be exchanged for the outstanding shares of Series A Preferred Stock (the "PREFERRED STOCK EXCHANGE").

         NOW, THEREFORE, in consideration of the premises, the representations, warranties and covenants contained herein, including Sellers' agreement to exchange the two shares of Series A Preferred Stock held by Sellers for two shares of Series C Preferred Stock, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    AGREEMENT

1.   Purchase and Sale of the Shares; the Exchange; the Closing.

     1.1 Purchase and Sale of Common Stock. Subject to the completion of the Tender Offer as set forth below and the other terms and conditions of this Agreement, and on the basis of the representations, warranties and covenants set forth herein, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers the number of shares of Common Stock (the "SHARES") such that, after giving effect to the Closing of the transactions contemplated hereunder and all other shares of Common Stock repurchased by the Company after the date hereof and prior to the Closing, Sellers shall as of the date of Closing hold of record an aggregate number of shares of Common Stock equal to 19.00% of the then issued and outstanding Common Stock. The allocation of the Shares to be sold by Apollo Investment and Apollo Overseas at the Closing shall be pro rata based on the number of shares of Common Stock held of record by each Seller, rounded to the nearest whole share, or in such other proportion as Apollo Investment and Apollo Overseas may agree; provided they notify Buyer of such allocation at least one business day prior to the Closing. The purchase price for each Share purchased hereunder shall be equal to the amount specified in Section 1.2 as the "Per Share Purchase Price."

     1.2 Purchase Price. The "Per Share Purchase Price" for the Shares shall be equal to the price paid by Buyer for the shares of Common Stock tendered by the stockholders in the Tender Offer.

     1.3 Exchange of Series A Preferred Stock. Buyer shall authorize, designate and issue the Series C Preferred Stock, which shall have the same rights, powers, preferences and limitations, including the conversion rights, as the Series A Preferred Stock under the Series A Certificate of Designation, except that the holders of such Series C Preferred Stock shall not be entitled to vote as a separate class to elect any directors to Buyer's Board of Directors, and such Certificate of Designation, Preferences and Relative Rights and Limitations shall be in the form as approved by the Board of Directors of Buyer prior to the execution of this Agreement (the "SERIES C CERTIFICATE OF DESIGNATION"). At the Closing, each Seller shall exchange its share of Series A Preferred Stock for one share each of Series C Preferred Stock by delivering to Buyer certificates representing the two outstanding shares of Series A Preferred Stock, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of Buyer, and Buyer will deliver to each Seller (i) a stock certificate representing one share of Series C Preferred Stock, and (ii) payment in cash of any and all unpaid dividends accrued pursuant to the Series A Certificate of Designation on the shares of Series A Preferred Stock being exchanged hereunder (the "SERIES A DIVIDEND").

     1.4 The Closing. Subject to the terms and conditions hereof, the purchase and sale of the Shares contemplated by this Agreement (the "CLOSING") will take place at the offices of Winstead Sechrest & Minick P.C., 1201 Elm Street, 5400 Renaissance Tower, Dallas, Texas 75270 at 10:00 a.m. Dallas, Texas time on the first business day following the tenth business day following successful completion of the Tender Offer (which for purposes of determining the date of the Closing shall be the date that payment for the shares of Common Stock tendered pursuant to the Tender Offer is first made to the stockholders who tendered such shares), or at such other later date or place as the parties shall mutually agree. At the Closing, (i) Sellers will deliver to

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Buyer certificates representing the Shares to be purchased by Buyer and the certificates representing the two issued and outstanding shares of Series A Preferred Stock duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of Buyer, and
(ii) Buyer shall deliver the Purchase Price and the Series A Dividend to Sellers by wire transfer of immediately available funds to one or more accounts specified by Sellers at least one business day prior to the Closing, and stock certificates representing the shares of Series C Preferred Stock to be issued pursuant to this Agreement.

2.   Representations and Warranties of Sellers.

     In order to induce Buyer to enter into this Agreement, Sellers hereby jointly and severally represent and warrant to Buyer as follows:

     2.1 Ownership of Shares. Sellers own of record 7,001,903 issued and outstanding shares of Common Stock and two shares of Series A Preferred Stock. The Shares and the shares of Series A Preferred Stock when delivered to Buyer shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims except for restrictions of applicable state and federal securities laws. Other than the Stockholders Agreement (as defined below), there are no restrictions on the transfer of the Shares imposed by any shareholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws.

     2.2 Authorization. Sellers have full right, power and authority to execute, deliver and perform this Agreement and to sell, assign and deliver the Shares to Buyer. This Agreement is the legal, valid and, assuming due execution and delivery by the other parties hereto, binding obligation of Sellers, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and
(iii) rules of law governing the availability of equitable remedies.

     2.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of Sellers or to which Sellers are subject, (b) will not result in the creation or imposition of any lien upon the Shares, and (c) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with any of Sellers.

     2.4 Brokerage. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers.

3.   Representations and Warranties of Buyer.

     In order to induce Sellers to enter into this Agreement, Buyer hereby represents and warrants as follows:

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     3.1 Organization and Corporate Power; Authorization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Shares. Buyer has sufficient legal surplus to purchase the Shares hereunder and to purchase the shares of Common Stock to be purchased pursuant to the Tender Offer in each case in compliance with Section 160 of the Delaware General Corporation Law. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been approved by a majority of the directors on the Board of Directors of Buyer, including a majority of directors that have not been nominated or elected by Sellers, having been advised by counsel, and have been otherwise duly authorized by all requisite action on the part of Buyer. This Agreement and any other agreements, instruments, or documents entered into by Buyer pursuant to this Agreement have been duly executed and delivered by Buyer and are the legal, valid and, assuming due execution by the other parties hereto, binding obligation of Buyer, enforceable against Buyer in accordance with its terms except to the extent that the enforceability thereof may be limited by (i) principles of public policy,
(ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (iii) rules of law governing the availability of equitable remedies.

     3.2 Capital Stock. The authorized capital stock of Buyer consists of 125,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value, of which 400,000 shares are designated Series A Preferred Stock. As of April 24, 2003, the issued and outstanding capital stock of Buyer consists of 34,959,908 shares of Common Stock and two shares of Series A Preferred Stock, and there are no more than 845,191 shares of Common Stock issuable upon the exercise of currently exercisable stock options.

     3.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) assuming the consents referred to in clause (b) are received, will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of Buyer or to which Buyers are subject, and (b) other than the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with Buyer.

     3.4 Brokerage. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.   Conditions to Buyer's Obligations.

     The obligations of Buyer under ARTICLE 1 to purchase the Shares and issue the shares of Series C Preferred Stock at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by Buyer in accordance with SECTION 8.4:

     4.1 Representations and Warranties. The representations and warranties of Sellers contained in ARTICLE 2 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

     4.2 Performance. The Sellers shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of Closing.

     4.3 Consents. The Sellers and Buyer, as applicable, shall have obtained all necessary consents, waivers, authorizations and approvals of all other persons, firms, corporations or other entities required in connection with the execution, delivery and performance by them of this Agreement.

     4.4 Delivery of Certificates. The Sellers shall have delivered all of the stock certificates representing the Shares to be sold at the Closing and the stock certificates representing the two outstanding shares of Series A Preferred Stock, free and clear of any liens, claims or encumbrances, along with all stock powers, assignments or any other documents, instruments or certificates necessary for a valid transfer.

     4.5 Further Assurances. No governmental authority shall have advised or notified Buyer that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of Buyer's good faith efforts to cause such withdrawal.

5.   Conditions to Sellers' Obligations.

     The obligations of Sellers under ARTICLE 1 to sell the Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by Sellers in accordance with SECTION 8.4:

     5.1 Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE 3 shall be true and correct as of the date of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

     5.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of Closing.

     5.3 Authorization of Series C Preferred Stock. Buyer shall have duly authorized the Series C Preferred Stock and filed the Series C Certificate of Designation with the Secretary of State of the State of Delaware at least one business day prior to the Closing.

     5.4 Payment of Purchase Price. Buyer shall have delivered the Purchase Price by wire transfer to the account(s) specified by Sellers.

     5.5 Delivery of Preferred Stock Certificates. Buyer shall have delivered the stock certificates representing the Series C Preferred Stock to be issued pursuant to this Agreement.

     5.6 Further Assurances. Sellers shall have received such regulatory advice and assurances as Sellers reasonably determine are necessary or appropriate.

6.   Covenants.

     6.1 No Purchase of Common Stock. Until ten business days following the termination of the Tender Offer, Sellers will not, directly or indirectly purchase any shares of Common Stock. From the date hereof until the Closing, Buyer shall not purchase any shares of Common Stock other than shares tendered pursuant to the Tender Offer or as contemplated hereunder, without the consent of Sellers.

6.2 Series C Preferred Stock. Buyer hereby agrees it shall take all actions required to authorize and issue the Series C Preferred Stock so that upon issuance, the Series C Preferred Stock to be issued to Sellers hereunder will be duly authorized, validly issued, fully paid and non-assessable; provided, Sellers deliver to Buyer the shares of Series A Preferred Stock to be exchanged for such shares of Series C Preferred Stock as contemplated herein. As of the date of Closing, there will be (i) no issued and outstanding shares of Series C Preferred Stock, except the shares to be issued to Sellers hereunder, (ii) no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or acquire any shares of Series C Preferred Stock, and (iii) no restrictions upon the voting or transfer of any shares of the Series C Preferred Stock under any of the governing documents of Buyer or any agreement or other instruments to which it is a party or by which it is bound, other than as set forth in the Series C Certificate of Designation.

     6.3 Consent and Waiver. Sellers, as holders of all of the outstanding shares of Series A Preferred Stock, hereby consent to the purchase of the Shares under this Agreement, the authorization and issuance of the Series C Preferred Stock and the purchase of shares of Common Stock pursuant to the Tender Offer (provided the Tender Offer is approved by the Finance Committee of the Board of Directors of Buyer). Immediately following the Closing, the Sellers shall deliver, as holders of Series C Preferred Stock, a written consent approving and consenting to all actions previously approved in writing by holders of the Series A Preferred Stock that were still operable at the time of the Closing. The Sellers hereby waive any requirement under the Third Amended and Restated Stockholders Agreement of Rent-A-Center, Inc. dated as of the 31st day of December, 2002 (the "STOCKHOLDERS AGREEMENT") by and among Buyer, Sellers and the other parties thereto identified therein, that the purchase of the Shares under this Agreement, the authorization and issuance of the Series C Preferred Stock or the purchase of shares of Common Stock pursuant to the Tender Offer be approved by each of the Apollo Nominees (provided the Tender Offer is approved by the Finance Committee of the Board of Directors of Buyer). Except as expressly provided in this Agreement, the Stockholders Agreement shall remain in full force and effect and Sellers do not waive and shall not be construed as waiving any of their other rights thereunder.

     6.4 Closing Conditions. Sellers and Buyer shall use their commercially reasonable efforts to ensure that each of the conditions to Closing are satisfied.

     6.5 Amendments. Buyer and Sellers hereby agree to execute an amendment, prior to the Closing Date, to (i) the Stockholders Agreement with such amendment executed by the other parties thereto, and (ii) the Registration Rights Agreement dated as of August 15, 1998, as amended, between Buyer and Sellers, in each case to reflect the Preferred Stock Exchange as contemplated herein and the effects thereof. Mark E. Speese agrees to enter into the amendment to the Stockholders Agreement contemplated by the foregoing sentence and to use his best efforts to cause the other parties to the Stockholders Agreement to enter into such amendment.

7. Survival of Representations and Warranties; Limitation on Liability. All representations and warranties hereunder shall survive the Closing. Notwithstanding the foregoing, in no event shall Sellers' liability for breach of the representations, warranties and covenants exceed the Purchase Price.

8.   Miscellaneous.

     8.1 Incorporation by Reference. All exhibits and schedules appended to this Agreement are herein incorporated by reference and made a part hereof.

     8.2 Adjustments. Whenever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of Buyer and Sellers under this Agreement.

     8.3 Parties in Interest; Assignment. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. This Agreement and the rights and obligations contemplated hereby may not be assigned, in part or in whole, by Buyer or Sellers.

     8.4 Amendments and Waivers. Except as set forth in this Agreement, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), by a writing executed by each of the parties hereto.

     8.5 Cooperation. Buyer and Sellers shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

     8.6  Termination.

     A. Termination by Either Party. Sellers or Buyer may terminate this Agreement if the Closing has not occurred (through no fault of the terminating party, the Sellers being one party for this purpose) on or prior to June 30, 2003; provided that any extension of the Tender Offer shall be considered a fault of Buyer for purposes hereof.

     B. Termination by Sellers. Sellers may terminate this Agreement if (i) the Per Share Purchase Price is less than $60.00 or (ii) the number of Shares to be repurchased by Buyer from Seller under this Agreement is less than 666,667.

     Upon termination of this Agreement pursuant to this Section 8.6, none of the parties hereto shall have any liability hereunder except for breaches of such party's representations, warranties or covenants occurring prior to the date of such termination.

     8.7 Governing Law. This Agreement shall be deemed a contract made under the laws of the State of Delaware and, together with the rights of obligations of the parties hereunder, shall be construed under and governed by the laws of the State of Delaware.

     8.8 Notices. All notices, demands, requests, consents or approvals (collectively, "NOTICES") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or such other address (and with such other copy) as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable overnight courier service.

     To Buyer:

                               Rent-A-Center, Inc.
                               5700 Tennyson Pkwy
                               Suite 180
                               Plano, Texas  75024
                               Facsimile No.: (972) 403-4936
                               Attn:  Chief Executive Officer

     With a copy (which shall not constitute notice) to:

                               Winstead Sechrest & Minick P.C.
                               1201 Elm Street
                               5400 Renaissance Tower
                               Dallas, Texas  75270
                               Facsimile No.:  (214) 745-5390
                               Attn:  Thomas W. Hughes, Esq.

     To Sellers:

                               Apollo Investment Fund IV, L.P. and/or Apollo Overseas Partners IV, L.P.
                               c/o Apollo Management IV, L.P.
                               1999 Avenue of the Stars, Suite 1900
                               Los Angeles, California 90067
                               Facsimile No.: (310) 201-4166
                               Attn: Michael D. Weiner

     With a copy (which shall not constitute notice) to:

                               Morgan, Lewis & Bockius LLP
                               300 South Grand Avenue, Suite 2200
                               Los Angeles, California 90071
                               Facsimile No.: (213) 612-2554
                               Attn: John F. Hartigan, Esq.

     8.9 Effect of Headings and Other Matters. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof. As used herein, "regulatory" shall mean securities, tax and corporate laws, rules and regulations.

     8.10 Entire Agreement. This Agreement hereto together with any other agreement referred to herein constitute the entire agreement among Sellers and Buyer with respect to the subject matter hereof.

     8.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

     8.12 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and by facsimile, all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written, by the parties hereto.


                              APOLLO INVESTMENT FUND IV, L.P. a
                              Delaware limited partnership

                              By: Apollo Advisors IV, L.P. its General Partner

                                  By: Apollo Capital Management IV, Inc. its
                                  General Partner



                              By:  /s/ Peter Copses
                                 ---------------------------------------
                                   Name:  Peter Copses
                                        --------------------------------
                                   Title: Vice President
                                         -------------------------------

                              APOLLO OVERSEAS PARTNERS IV, L.P. a
                              an exempted limited partnership registered in the Cayman Islands

                              By: Apollo Advisors IV, L.P. its General Partner
                                   By: Apollo Capital Management IV, Inc. its
                                   Managing General Partner



                              By:  /s/ Peter Copses
                                 ---------------------------------------
                                   Name:  Peter Copses
                                        --------------------------------
                                   Title: Vice President
                                         -------------------------------

                              RENT-A-CENTER, INC.


                              By:  /s/ Mark E. Speese
                                 ---------------------------------------
                                    Name:  Mark E. Speese
                                         -------------------------------
                                    Title: Chief Executive Officer
                                          ------------------------------




                              -------------------------------------------------
                              Mark E. Speese (for purposes of Section 6.5 only)